EXHIBIT 99.1

The SCO Group [SCOX]

Q3 2004 The SCO Group Earnings Conference Call
31 Aug 2004 17:00 (ET)

Operator:

Good day, everyone and welcome to the SCO Group’s Third Quarter 2004 Earnings Conference Call. At this time, everyone is in a listen-only mode. Later a question and answer session will be opened. Today’s call is being recorded. Participating on the call today are Darl McBride, President and Chief Executive Officer, and Bert Young, Chief Financial Officer. Each of you should have a copy of the press release issued this afternoon containing our third quarter and year-to-date results for fiscal year 2004 which we will be discussing further in this call. I wish to point out to the participants on today’s conference call that the information provided during this call will include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as of the date of this conference call and we undertake no obligation to update or revise the projections of revenue or other forward-looking information whether as a result of new information, future developments or otherwise. Our performance is subject to significant risks and uncertainties known and unknown that could cause our actual results to differ materially from those that may be anticipated by the forward-looking statements. These risks and uncertainties may cause our actual results, level of activity, performance or achievements to be materially different from any other projections or future results implied by these forward-looking statements. In particular, our projections of fourth quarter revenue for 2004 contain revenue from our SCOsource licensing initiative. This initiative and the underlying intellectual property are the subject of litigation. The projection of the SCOsource revenue and expenses is particularly difficult and subject to both known and unforeseen risks. Accordingly, you should not place undue reliance on projections of future revenue and expenses and results or other forward-looking statements. For a full discussion of these and other risks, please see our annual report on form 10-k for the fiscal year ended October 31, 2003 and our quarterly reports on form 10-Q for the first quarter ended January 31, 2004. The second quarter ended April 30, 2004 and other the filings we have made with the SEC, all of which are available at www.sco.com or on the SEC’s Edgar database. I would now like to turn the call over to Mr. Darl McBride, President and Chief Executive Officer of the SCO Group, Inc.

Darl McBride, SCO Group - President & CEO

Okay. Thanks a lot and thanks all of you for joining us on today’s call. I would like to start off by apologizing for the delay in getting started. We had a couple of last minute details we had to take care of. I’m pleased to say that the third quarter has been both an active and productive quarter for the company with greater detail to come we’ve accomplished and in many cases exceeded almost every bar we set for ourselves last quarter. Most visibly, we restored profitability in our core Unix business and saw a nice uplift in SCOsource revenue. Additionally, we closed the BayStar transaction and put into place a shareholder rights plan, designed to ensure that our shareholders realize full value from their investment in the company. We believe accomplishing these two things will help stabilize our company’s shareholder structure going forward. In summary, the quarter can best be described as one where the company was firing on all cylinders from improved performance in the Unix business to enhanced financial discipline and greater investment in our legal case. Before I turn the call over to Bert to review our third quarter financial results, I’d like to point out that we remain steadfastly focused on driving a dual path of success in both the marketplace and in the courtroom and we’ll take whatever steps are necessary to ensure both. So now let’s turn the call over to Bert Young, our CFO, for an overview of the company’s financial results.

Bert Young, SCO Group - CFO

Okay, Darl, thanks. The company reported revenue at 11.2 million for the third quarter fiscal year 2003 as opposed to 20.1 million for the comparable quarter the prior year. The net loss for the third quarter was 7.4 million compared to income of 3.1 million reported in the comparable quarter the prior year. Net income to common stockholders was 7.5 million or 38 cents per diluted common share for the third quarter fiscal year 2004. Included in this net income, the common stockholders for the third quarter was a contribution of capital of 15.5 million related to the repurchase and retirement of the remaining 40,000 shares of the company’s series-A1 convertible preferred stock in connection with BayStar. Revenue for the third quarter was derived from 678,000 in SCOsource licensing which represented a significant increase from revenue of 11,000 generated in the second quarter fiscal year 2004 and approximately 10.5 million from our Unix products and services. Revenue for Unix products and services was split at 53 percent in the Americas and 47 percent in the international group. As indicated in our press release, let me take a moment to reiterate that we’ve increased our operating performance and restored profitability in our Unix business and generated operating income for the third quarter. The cost of revenue for the Unix business was 1.7 million resulting in a cost margin or gross margin of 8.8 million or 84 percent. Costs and expenses for selling, marketing, R&D, general administrative and non-cash amortization totaled 8.5 million. As a management team, we’re extremely pleased with the progress we’ve made in the business despite a challenging operating environment. Revenue from our SCOsource position relating to compliance licenses was 678,000 for the third quarter and 709,000 year to date. This revenue was primarily from two sources including a transaction that was completed in a prior quarter and a newly signed license agreement in the third quarter. Due to confidentiality reasons, we’re not disclosing specific terms of either of these license agreements. As in previous quarters, we’re continuing to classify legal and professional fees and other costs and expenses that relate to the enforcement of our intellectual property rights as costs of revenue. For the third quarter, these costs were 7.3 million which reflects an unusually busy but very productive quarter for the company in the defense of its intellectual property. Operating costs for selling, marketing, R&D support and general administrative totaled approximately.9 million for SCOsource. And as I mentioned previously, in connection with the closing of the BayStar transaction in the third quarter, the company recorded a contribution of capital of 15.5 million which represents the difference in the carrying value of the series A shares and the fair value of the 2.1 million common shares and $13 million of cash that we issued. This contribution of capital classified as a dividend increased earnings to common stockholders in the third quarter fiscal year 2004. For the first three quarters of fiscal year 2004, the company reported a net loss to common stockholders of 9.7 million or 67 cents for basic and diluted common share on year-to-date revenue of 32.7 million. This was down from revenue of 55 million for the first three quarters of fiscal year 2003 and net income to common stockholders of 6.9 million or 47 cents per diluted common share.

Switching gears from our operating results and moving to the subject of streamlining costs and operations, let me say that we’re pleased but not fully satisfied with our progress on this front. Continuing forward with our third quarter efforts, we then focused on bringing new levels of financial discipline to the company. In the fourth quarter, we will make additional adjustments in all of our operating functions on both the Unix and the SCOsource and we anticipate recording restructuring costs in quarter four related to these actions. We expect these adjustments will further increase the effectiveness of our company’s operations. Management is prepared to monitor closely the company’s cost structure to further ensure that the expense side is appropriate for the level of business activity and to ensure success in our litigation efforts. To that point, we’re pleased to have entered into a letter of intent with Boies, Schiller and Flexner to revise our fee agreement with them to limit the overall cash costs of the legal fees associated with our company’s litigation to a total of $31 million. Equally important the agreement also says that Boies, Schiller and Flexner has agreed to lead SCO’s efforts through the duration and completion of the pending litigation. In return for this new fee agreement, we’ve agreed to increase the contingency associated with any award on a scaled or sliding basis from 20 to 33 percent depending on the overall size of the award. We will release further details upon finalization of the agreement. This is obviously a big development for us with the 31 million cap in place it means the remaining capital we have can then be used for working capital and financing our efforts in the business going forward.

Finally, looking forward to the fourth quarter, we expect consolidated revenue to be in the range of 10 to 12 million. As previously indicated, SCOsource revenue remains extremely difficult to predict including the timing and level of revenue in the near term or in any given quarter. Operating expenses for the fourth quarter relating to our Unix products and services exclusive of any restructure charges that may be incurred are anticipated to slightly decline from the third quarter. Costs and expenses for the fourth quarter for SCOsource including legal fees are expected to vary from quarter to quarter depending on the level of and activity surrounding our intellectual property claims and therefore are difficult to predict. The company will take the necessary steps to protect our valuable Unix intellectual property and aggressively pursue our legal claims. Finally, our cash and available-for-sale securities were 43 million as of July 31, 2004 and we will continue to pursue our Unix business goals, enforce our intellectual property rights and pursue our litigation. So Darl, I’ll turn the time back over to you.

Darl McBride, SCO Group - President & CEO

Thanks for that update, Bert. The legal team has done a great job of preparing our cases and allowing the rest of the team to concentrate on running our business. I’d like to spend the remainder of the call addressing our business performance and prospects. As you know by now, we are pleased with the cost adjustments we have made in our Unix business and its return to profitability despite a challenging operating environment. Between Unix products and services, we provided additional support to more than 25 existing customers, some of the more notable customers would include companies like ADP, Bell Communications, Kroger, McDonalds, Samsung, Telecom Italia, TJ Maxx and Zales. These deals were primarily related to our UnixWare and Open Server technology. Importantly the third quarter saw the launch of a number of new Unix OS products. These include UnixWare 7.1.4 and Smallfoot embedded Unix. UnixWare 7.1.4 represents a major upgrade to the product line with the addition of web service capabilities, increased security and greater hardware support from industry-leading vendors such as Dell, HP, Intel, Acer, HCL, Fujitsu, Siemens and many others. Our Smallfoot embedded Unix brings the same reliability that’s found in our Unix operating systems to the point of sale, gaming and many other small device market. We also recently introduced SCO Office Server 4.1. The company’s new email and collaboration product. The SCO Office Server has seen marked interest in the marketplace. All of these products have been well received by our customer base and we believe that they will provide some revenue opportunities in the coming quarters. On deck and on track for calendar Q1 2005 is a major upgrade to Open Server. This is a code name Legend. We provided many of the attendees at SCO Forum, our recent annual conference, with a sneak peek at many of the capabilities that will be added to this new version of Open Server and the feedback was overwhelmingly positive. We believe that the release of Legend will strengthen the overall ecosystem of partners, developers, customers and resellers that rely on Open Server and also present SCO with opportunities to upgrade our current install base. While our recent product releases have marked the largest across the board, group product enhancements from the company in several years, we are committed to a continued investment in our business towards delivering unique product solutions for our customers.

Now shifting gears from Unix to SCOsource, we are certainly pleased that the increased revenue and the business from the prior quarter though we would continue to caution that forecasting these revenues is very difficult. On this, I’ll reiterate that we believe there is value in our Unix licensing business and that we are offering our customers and potential customers a value they must be made aware of. There is continued interest in the licensing of our Unix technology and we believe that when our legal claims are substantiated in a court of law that demand for this licensing business will see an increase. Some end users have chosen not to wait for a court resolution and we’ve accommodated their requests to license our intellectual property now. On the topic of our litigation, the past quarter was one of increased investment in our cases. While our legal costs came in higher than previous quarters, we believe that this was money well spent and Bert mentioned we have a solution in terms of how we manage those costs going forward. In particular, our litigation against IBM is progressing as planned and we look forward to having our case heard before a jury in the U.S. District Court starting in 14 months. In the meantime, we’re in the process of putting a plan in place that will help us to better manage our legal costs from quarter to quarter. At this point, we have our eye on two developments that we feel have the potential to accelerate our SCOsource revenue growth. The first is any action by the court that suggests Novell copyrights are unfounded. Despite an increase in SCOsource revenues and the accrual of additional SCOsource customers, we continue to believe that Novell’s claims have greatly impacted our ability to realize traction in this business. When the Novell case is resolved, we believe this will help create a healthier SCOsource licensing pipeline moving forward. The other development involves the risks, the Linux development process. A study was recently released by open source risk management that claimed that Linux potentially infringes on 283 software patents and while SCO litigation hasn’t involved patents, it does give an indication regarding some of the problems that have existed for years with the Linux development process. SCO believes that this development process has also been responsible for the misappropriation of SCO’s intellectual property into Linux. We believe that upon a favorable court judgment, demand for SCO’s Unix licensing business could increase. We believe the intellectual property is the core of the technology company. We believe our intellectual property has been infringed upon and we will vigorously defend our IP at every turn. If you followed our company closely, you’ve seen that we’re laser focused on this issue and have no intention of backing down.

Lastly, it is noted in my opening remarks we were pleased to have closed on the BayStar Capital transaction and to have introduced the shareholder rights plan. As Bert touched on the BayStar transaction, I’ll briefly address the shareholder rights plan. On August 10, the Board approved a shareholder rights plan. At its simplest, the plan is put in place to ensure SCO shareholders realize fair value from their investment in the company. The rights plan is designed to ensure that our stockholders realize the long-term value of their investment in the company and is similar to those adopted by over two-thirds of the Fortune 200. The plan will not prevent a takeover attempt but should encourage anyone seeking to acquire the company to negotiate fair value directly with the Board of Directors. It’s important to point out we have not introduced this plan in response to any specific interest in or offer made for the company. More than two-thirds of the Fortune 200 do have these plans in place and while this plan is recently put in, we believe that this will basically keep any outside offers or potential takeovers that are not in the best interest of the shareholders at bay.

So in summary, we’ve accomplished a great deal of the goals we set before us during the last quarter. The company’s Unix business achieved profitability and added to the company’s cash balance. We increased SCOsource revenues. We’ve protected the company from an undervalue bid by implementing a shareholder rights plan. We’ve clarified our shareholder structure by removing the rights and references associated with the BayStar deal and have retired their preferred shares. We continue to deliver on our product development and marketing plans and we believe that we’ll provide new sales opportunities for the company in the future. And then last, but certainly not least, we talked about the letter of intent we’ve entered into with Boies, Schiller and Flexner that will give us much more flexibility and sustaining power as the cases move forward. It also obviously demonstrates the belief that they have in our case. our litigation is on tract and progressing as expected through the court system and with that we are fully funded to follow this through through its full conclusion. So I’ll now turn the call over to the operator and let’s open up the phone lines for questions.

Operator:

Thank you, sir. If you would like to ask a question on today’s call, you may do so by pressing star, one on your touchtone telephone. Again, that is star, one to ask a question. If you’re on the speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that is star one to ask a question. We’ll pause a moment to assemble our roster. Once again, that is star, one to ask a question. And we do ask that you limit yourself to one question.

Questions and Answers

Operator:

And we’ll take our first question from Dion Cornett with Decatur Jones.

Dion Cornett, Decatur Jones - Analyst

Congrats on the sequential pickup in business.

Darl McBride, SCO Group - President & CEO

Thanks, Dion.

Dion Cornett, Decatur Jones - Analyst

Just if I can sneak in two here that the first one has to do with the negotiated fee settlement. Bert, can you give me an explanation. You report $43 million in cash and securities, that $31 million cap, how is that counted against fees already paid and how does that relate to the roughly $8 million in deferred legal comp your showing on the balance sheet?

Bert Young, SCO Group - CFO

Okay. So the 43 million in cash we that have, of that 31 million will be allocated towards this agreement. Some of that is for fees that we’ve already incurred. The majority of it will be over time over the next year and year, year and a bit and we’re still flushing out all the details on it—so some of it applies to what we’ve already incurred, some of it will apply going forward.

Dion Cornett, Decatur Jones - Analyst

So the bottom line is no matter what happens in the courts, you will have $12 million left over after legal expenses.

Bert Young, SCO Group - CFO

Exactly.

Darl McBride, SCO Group - President & CEO

Right.

Dion Cornett, Decatur Jones - Analyst

Okay. And then the next question may be a little bit tougher. A number of recent articles have come out where purportedly independent legal experts, and law firms have expressed uncertainty about your case. Could you describe what precautions you’ve taken to protect your shareholders from what could be perceived as bad legal advice?

Darl McBride, SCO Group - President & CEO

You’re talking about...

Bert Young, SCO Group - CFO

So you’re saying some experts think we don’t have a good case and I think what we’ve done to protect ourselves is picked one of the best firms in the country and top-notch litigators and professionals and...

Darl McBride, SCO Group - President & CEO

I think, Dionne, to take that on, I believe that if you look at the claim that we have, we’re moving forward very nicely through the court system. At every turn of the way, there are IBM-sponsored websites out there that claim that the next claim is going to be the one that SCO’s going down. I mean, they’ve been saying this for a year and the cases keep moving through. Like Bert said, we retained one of America’s if not one of the world’s best litigators. They have a lot of confidence in our cases and we look forward to having those cases tried in the courtrooms.

Dion Cornett, Decatur Jones - Analyst

Maybe I need to be a little bit more specific. I mean, attorneys from Car & Farrell, Gray, Cary, Ware and Freidenrich, Kirkpatrick, Holland, Allan, Tompkins and Cary, the list goes on and I don’t know what the reasoning—what purposes these people may have in common but these are all respected law firms that have expressed skepticism, Judge Kimball and his last finding used the word substantial doubt with respect to the transfer of copyright. There seems to be a—and I don’t know if it’s right or wrong—I’m just saying to the outside observer, there seems to be a plethora of legal opinion that stand counters what you’re hearing from Boies. Have you guys made any efforts to quietly contact other third-party intellectual property firms to get, you know, just as you would going to the doctor and get sort of a second opinion.

Darl McBride, SCO Group - President & CEO

Well, just so you’re aware, as we go through these legal bills, there are multiple law firms involved in this, Dion. There are multiple intellectual property law firms involved in this and these are good intellectual property law firms. So absolutely Boies has surrounded himself with a strong set of legal talent as they’ve gone through these cases. Now with respect to our detractors out there, I would come back and ask them the question, have they reviewed the material that is in front of the courts right now. I can guarantee you they haven’t reviewed it all because many key pieces are under seal. As I said on my last call, there is a wide gap between what the judge and the two parties, between IBM and SCO are looking at, and what the world is currently seeing. As this gap is closed, we’re very confident about what the so-called pundits will think about SCO’s case.

Dion Cornett, Decatur Jones - Analyst

Thank you and congrats again on the improvements in the core business.

Darl McBride, SCO Group - President & CEO

Thanks, Dion.

Operator

We’ll take our next question from Steven Vaughan-Nichols with eWeek.com.

Steven Vaughan-Nichols, eWeek.com - Analyst

Hi there. I have two relatively minor questions. Hopefully you can get them both. The first is in regards to the shareholders rights plan, you said earlier that was not a response to any expected earning deals currently on the table. Is this though in response to the past efforts by BayStar where BayStar clearly had a distinct idea that SCO should dedicate itself strictly to its intellectual property litigation and an attempt to ensure that a situation similar to the BayStar one which dragged out for months won’t happen again.

Darl McBride, SCO Group - President & CEO

Yeah, clearly our position on this is that we’re just trying to make sure that shareholders realize fair value from their investment in the company that the rights plan part is really designed to ensure that stockholders get this long-term value and to make sure that someone isn’t able to come in with a less than friendly takeover attempt to put the company and the shareholders at risk vis-à-vis something that we would view to be a fair deal. So again, it’s not directed at any particular camp per se but it is—the share price right now—we are concerned about somebody that would try to be opportunistic and I get asked this question quite frequently, Steven, but what’s to keep IBM or what’s to keep some other company from coming in and taking you guys out at a much lower price than what you even have on your claims on the table. This will help deal with some of those issues.

Steven Vaughan-Nichols, eWeek.com - Analyst

Okay. My second question is considering your reorganization in the fourth quarter, are you all looking at layoffs? At reductions in force?

Darl McBride, SCO Group - President & CEO

Well, I mean, some of those things are always things we look at quarterly on a quarter-to-quarter basis. I think a majority of what we have in mind for quarter four has to do with office closings and downsizing of some offices both here in the U.S. and then primarily overseas.

Steven Vaughan-Nichols, eWeek.com - Analyst

Very good. Thank you very much.

Operator

We’ll take our next question from Maureen O’Gara with Client Server News.

Maureen O’Gara, Client Server News – Analyst

Gentlemen, how are you?

Darl McBride, SCO Group - President & CEO

Good, how are you Maureen?

Maureen O’Gara, Client Server News — Analyst

So this idea about the shareholder rights plan has nothing to do with anything essentially. I don’t think they’re going to play in Peoria.

Darl McBride, SCO Group - President & CEO

Well...

Maureen O’Gara, Client Server News — Analyst

Is it the price of the stock that’s alarming you?

Darl McBride, SCO Group - President & CEO

Absolutely. I mean, we’re very concerned about the current prices of stock vis-à-vis what we think the long-term value of the company is and the disparity between those two right now is definitely at the core of why we put this plan in place.

Maureen O’Gara, Client Server News — Analyst

So what would it take to buy you with the poison pill?

Darl McBride, SCO Group - President & CEO

We’re not here to talk about that right now.

Bert Young, SCO Group — CFO

The Board determines the fair value.

Darl McBride, SCO Group - President & CEO

The Board determines the fair value.

Maureen O’Gara, Client Server News — Analyst

I’m sorry, what determines fair value?

Bert Young, SCO Group — CFO

The Board.

Maureen O’Gara, Client Server News — Analyst

Oh, the Board. Okay.

Darl McBride, SCO Group - President & CEO

If offers were to come in, then that would be up to the Board to sit down and review that and ultimately take that to shareholders.

Maureen O’Gara, Client Server News — Analyst

And you’re already contemplating restructuring costs but we’re not sure exactly what they are aside from closing a few offices overseas.

Darl McBride, SCO Group - President & CEO

Right.

Bert Young, SCO Group — CFO

Yeah.

Maureen O’Gara, Client Server News — Analyst

But you do have too many people for a company of this size.

Bert Young, SCO Group — CFO

Well, we’ve been taking some of those reductions all along, in fact, almost every quarter we have reductions happening there. We want to make sure that our balance in costs can continue to drive profits in the business for the revenue that we’re bringing in but also deliver good products and services to our customers.

Maureen O’Gara, Client Server News — Analyst

How many folks do you have currently?

Bert Young, SCO Group — CFO

At the end of the quarter, about 230 people.

Maureen O’Gara, Client Server News — Analyst

How much money have you paid to Boies that will go towards this credit? I don’t know how else to express it—towards the credit so to speak, towards this $31 million?

Bert Young, SCO Group — CFO

Well, we’re not going to disclose details of how much we paid any one of our vendors.

Maureen O’Gara, Client Server News — Analyst

Well, I mean, each quarter you’ve said how much you paid in legal bills.

Bert Young, SCO Group — CFO

Yeah, so this quarter we’ve had just over $7 million in total legal bills.

Maureen O’Gara, Client Server News — Analyst

That’s just for the quarter. What is your—since you began on this expedition, how much have you paid for your legal representation? That’s just a summary of what you’ve announced each quarter.

Bert Young, SCO Group — CFO

If you go back and just pull up the last—I think I’ve got five quarters here on my list—it’s just over $15 million.

Maureen O’Gara, Client Server News — Analyst

15?

Bert Young, SCO Group — CFO

Yeah.

Maureen O’Gara, Client Server News — Analyst

Now this $31 million allocated, that’s just for Boies or that’s for all of these other law firms as well?

Bert Young, SCO Group — CFO

All of the law firms.

Maureen O’Gara, Client Server News — Analyst

Okay. So they’ve all bought into this $31 million allocation?

Bert Young, SCO Group — CFO

Working with Boies, Boies will work with law firms that will work with them and they’ll manage all of our effort going forward.

Darl McBride, SCO Group - President & CEO

Think of Boies as the general contractor at this point.

Maureen O’Gara, Client Server News — Analyst

So right. And I think that’s what he’s always been, isn’t it?

Darl McBride, SCO Group - President & CEO

Yeah. The difference here is you’re not a cost plus model, you’re really on something that goes to final conclusion and then beyond if there’s appeals.

Maureen O’Gara, Client Server News — Analyst

What are these lawyers likely to make in the final analysis, however? I mean, because this $31 million is only part of what they’re making, right?

Bert Young, SCO Group — CFO

Well, yeah. I mean, the fees that we’re paying are part of it. The fee agreement we already have that is public. Provides 20 percent of any settlement that we achieve would go to the law firms and be offset by the amounts we’ve already paid them. In other words, the amounts we paid them would be deducted from that 20 percent. As we move forward, our agreement, our letter of intent with Boies and the other law firms contemplates a sliding scale that could go anywhere from 20 percent to 33 percent depending upon the size of the settlement and would include a credit of fees paid. So the way it works, the more we get, the more they make to a certain degree. I mean, it does decrease over time but they’re going to be a key part of us achieving success in this.

Operator

If you’d like to ask a question, you may do so by pressing star, one on your touchtone telephone. And we do ask that you limit yourself to one question. Once again, that is star, one to ask a question and we’ll take our next question from Michael Singer with Jupiter Media(?).

Michael Singer - Jupiter Media - Analyst

Gentlemen, hi. I’m just looking over some of the financials at this point and I’m curious on how you’re seeing the software development coming along and if you are seeing other opportunities with other investment groups besides BayStar at this point?

Darl McBride, SCO Group - President & CEO

We actually had some interest from some other folks. We don’t have an immediate need for capital but we have had some interest on the heels of the BayStar deal being resolved and so there is clearly interest out there but we haven’t pursued it fully at this point.

Michael Singer - Jupiter Media - Analyst

Okay, thanks.

Darl McBride, SCO Group - President & CEO

Yep.

Operator

And we’ll take our next question from Larry Solomon with Capital Guardian.

Larry Solomon - Capital Guardian - Analyst

Yes. Just to be clear, Darl, the 15 million in legal fees that you’ve paid so far goes against the 31 million so your future expenditures would be 16 million more?

Darl McBride, SCO Group - President & CEO

The Boies-related expenses would tie into that. There are some firms that wouldn’t fit in under that agreement, right Bert?

Bert Young, SCO Group — CFO

Yeah, so Larry, when I say 15, that includes costs for a number of things that would not be offset against the contingency.

Larry Solomon - Capital Guardian - Analyst

Would not be. But are...

Bert Young, SCO Group — CFO

But a majority of that cost would be offset.

Larry Solomon - Capital Guardian - Analyst

Okay. So if all of them applied against it, then that would imply 16 million more relative to your 43.5 million that you have on the balance sheet so that would imply that you’d have $27 million left less the amounts that you’ve paid to firms other than Boies?

Bert Young, SCO Group — CFO

Yeah, so let me clarify because the way you’re asking the question, I’m not sure we have been clear. The 31 million that we’ll commit is from basically this point going forward. In other words, it doesn’t totally take into account that 15 million. Now some of that 15 million is not paid yet so it does include that.

Larry Solomon - Capital Guardian - Analyst

Okay.

Bert Young, SCO Group — CFO

So if you will, we’ll basically allocate in our minds this 31 million, we’ll finalize terms under which that 31 million will be paid out over time and some of that 31 million is for bills that we’ve already recognized as expenses but just have not yet paid. But it really doesn’t offset that 15 million—doesn’t offset against the 31 million maybe only 8 million of it.

Larry Solomon - Capital Guardian - Analyst

Maybe 8 million of it. So that means there’d be 23 million more that you might pay compared to your 43.5 million on the balance sheet?

Bert Young, SCO Group — CFO

Correct.

Larry Solomon - Capital Guardian - Analyst

Okay. So you would have something like $20 million of cash after the $31 million roughly.

Bert Young, SCO Group — CFO

No. No. I don’t think that’s the right way. So we have 43 million at the end of the quarter and we will allocate 31 million of that. We’ll pay some now and some over time, but that’s all we’ll pay on the legal expense then—31 million.

Darl McBride, SCO Group - President & CEO

They’re basically on a cap, Larry, on the legal fees of 31 million.

Larry Solomon - Capital Guardian - Analyst

Yeah, I understand that part. I understand that part. So the 8 million, that’s the accrued compensation the law firms that’s on your balance sheet.

Bert Young, SCO Group — CFO

Correct.

Larry Solomon - Capital Guardian - Analyst

So you have not paid it yet but you have been billed for it. So...

Bert Young, SCO Group — CFO

Yeah. Right.

Larry Solomon - Capital Guardian - Analyst

I get it. Okay.

Bert Young, SCO Group — CFO

And so it leaves really 12 million in the business.

Larry Solomon - Capital Guardian - Analyst

Got it. And just another quick question. In terms of the legal action and the court responses so far, can you just sort of summarize the responses that you’ve gotten back from the court that have been positive to your case?

Darl McBride, SCO Group - President & CEO

Sure, I’d be glad to do that. If you go look at—let’s take a summary of the case. Let’s start with IBM going back. On April 19th I believe it was, the judge came out—the magistrate in that case came out—I think it was March 6th, somewhere in that time frame—came out and ruled that SCO had shown good faith in its discovery process, in its claims process. We put some things on the table, then ordered IBM to come out and deliver to us all of Palmisano and Ludowskiburger’s documents, emails, etc., as well as a bunch of other executives—an order for them to give us AIX and Dynix ordered a bunch of different witnesses—there were a bunch of things that were in there—but that was a very positive development, and on April 19th, we actually received some very good information and we’ve been working through that. Now even though the judge ordered delivery of all that material, IBM has still been significantly deficient in meeting the judge’s order and that’s why you see motions back and forth right now that will be heard on September 14th and 15th in Utah with respect to continued motions to compel to get them just live up to the judge’s orders. But the order itself was very positive and the results of that order have been positive for the company to date and we look forward to some more discover. In the Novell case, there was Novell had filed a Motion to Dismiss. That case obviously was not dismissed. The case is moving on and now Novell has filed another Motion to Dismiss so we look forward to hearing that. You know in the Daimler case, you had a situation where we claimed that they had a responsibility to certify their compliance with the Unix contract. After we sued them, they came back and certified. We continued the case because we wanted some other questions answered. The judge disagreed that we could go after those additional questions but left open the possibility that we could go back after them for damages and various things with respect to having to sue them to get them to certify. In the AutoZone case, the case was stayed but the judge came back and said you get 90 days of discovery to go in and figure out if you want to file a preliminary juncture. We’re going through that process right now. So again, there are a number of cases here in the various dockets but there have been a number of positive developments for the hearings. Now if we look at what’s coming up, everybody here on the call and otherwise should tune into the hearings that are going to be held on September 14th and the 15th. The 14th is going to be as we said about motions to compel on discovery that we show that we’re owed that they haven’t delivered to us. The 15th is going to be a hearing on a couple of things. One is on the IBM case regarding one of their motions for partial summary judgment which we feel good about and the other one is with respect to the next hearing on the Novell case. So we look forward to those. We believe that in the IBM case that there are a lot of things that you can go out there and read but the characterization that IBM is trying to maneuver behind some legacy AT&T contracts is misguided and we think that some of the things that they’ve tried to do in the courtroom is not going to work in terms of summary judgment motions. They have motions that are directly at odds with the plain language of the license agreements. They have another motion that depends on the testimony of witnesses that in prior cases under oath have given directly contradictory testimony on the very issue that’s at stake here in our cases and then we look forward to having those contradictions brought up. So in another event, they’ve taken the fine print of the contracts that we have, they’ve come out sorry to say, you can’t protect your property unless it’s literal implementation. So in other words, they’re trying to say the contracts that we’ve signed have less value than a typical copyright violation. So there are a variety of things here that we feel very positive that when we get into a courtroom the things will be put on the table and our litigators feel confident about getting in and having those cases heard.

Operator

Once again, that is star, one to ask a question. Again, if you are on a speakerphone, please make sure your mute button is turned off to allow your signal to reach our equipment. Once again, that is star, one for questions. And we’ll take our next question from Stephen Shankland with CNET.

Stephen Shankland, CNET - Analyst

Hi folks. I’m curious. On this cap payment arrangement with Boies, Schiller and Flexner, is it fair to say that you’re replacing cash payments with contingency payments when you look at the sliding scale arrangement that goes instead of from being 20 percent it’s a sliding scale between 20 and 33 really if that’s what you foresee it will be when it’s finalized. And also, what are the factors that go into where that shows up on that 20 to 33 percent? Is that just on the gross magnitude of some judgment or are there other factors in there as well?

Bert Young, SCO Group — CFO

Yes, so let me address that. At a certain sense, you can think of it as replacing cash with contingency although we’re still going to spend a lot of our cash and direct that cash resource to the cases. But you’re right. In a certain sense, the long-term obligation that may exist there will be covered with the contingency. The sliding nature of it will have to do with judgments and settlement amounts. So a different amount then would be the different amounts that would be paid on the contingency. And as we finalize all these details, this will all be made public and we’ll have to file the definitive agreement as we conclude that here in the next few weeks.

Stephen Shankland, CNET - Analyst

Okay. And then what—Darl, when you’re talking about the possibility for a new investment that there are some people that are interested, what would trigger that new investment? Is there some level of cash or expenses that would trigger you to get interested in that as opposed to just give you that warm, happy glow inside?

Darl McBride, SCO Group - President & CEO

Cash is all good, right? I think with the structuring that we have right now where we’re throwing off positive cash on the Unix business and now we have the costs contained on the litigation front, I think the triggering event for additional capital would probably revolve around future growth prospects for the company whether you’re going outside to look at additional products or acquisitions or what have you, whether you have an internal product that you wanted to try and take and run up the growth curve. So the core business is moving along, stable, throwing off cash, litigation business is now in control from a cost standpoint. I think it would tie into some kind of growth initiative, but we’re not saying that that’s what we’re here to announce right now but that if something came along that front, then we’d probably consider that.

Stephen Shankland, CNET - Analyst

Thanks. And do you guys consider $7.9 million as sort of a high water mark for your monthly expenses on the SCOsource front?

Darl McBride, SCO Group - President & CEO

Yes, we do view that as a high water mark. The important thing going forward is the water mark is not going to be as significantly impactful on the company per se given that we have a partner in here to help manage the water level if you will.

Stephen Shankland, CNET - Analyst

Thank you.

Darl McBride, SCO Group - President & CEO

Yes.

Operator

And due to time constraints, this does conclude today’s question and answer session. At this time, I’d like to turn the call over to Mr. Darl McBride for any additional comments or closing remarks.

Darl McBride, SCO Group - President & CEO

Bert, go ahead.

Bert Young, SCO Group — CFO

Yeah, let me just make one clarification when we were talking about restructuring costs and downsizing of offices. Let me clarify that what we’re talking about is primarily moving from larger offices into smaller offices. We are contemplating—not contemplating—we’ve announced a couple of smaller offices that will close but in Europe, our office in Spain for example, our office in Italy—but our primary offices will continue and the real movement there will be from a large office costing a lot of money into a smaller office that costs a lot less. So I just wanted to clarify that.

Darl McBride, SCO Group - President & CEO

Okay, great. So to summarize the call today, we’re very enthused about where we sit at this point. If you go back to the first call today, Dion asked an interesting question about where the public perception on this is, we’ve taken the response as a management team that we can’t fight back against the boisterous nature of a lot of people that are trying to shout us down. What we’ve tried to say is we’re not going to get into a shouting match. We’re not going to get into an industry brawl. We feel like the company has had injustices done to it and we’ve taken those claims and put them in front of the appropriate courts. We look forward to getting those claims heard. We feel confident in where those go. We give a few responses here on these calls only because there are a lot of investors who wanted to get some basic information. So in response to a lot of IBM’s allies that do like to come in and weigh in against—get some basic remarks here, but other than that, we’re going to keep our arguments confined to the courtroom. Now with respect to those courtroom arguments, I do invite you to stay tuned. I invite you to stay tuned and watch closely the bouncing ball here inside of the courtroom over the coming weeks. I know that we’re certainly looking forward to here as a management team. As we finish this quarter then, this call. We feel like we’ve had a productive third quarter across all segments of our business. As we stated earlier, we’re laser-focused on winning in the courtroom, on renovating our SCO Unix product line and on protecting the rights of our shareholders. Thanks for joining our call today.

Operator

And this does conclude today’s conference call. At this time you may disconnect.

END